Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD FIRST QUARTER EARNINGS
AND 61% INCREASE IN EPS

     Pleasanton, California, May 20, 2010 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended May 1, 2010 of $1.16, up from $.72 for the quarter ended May 2, 2009. These results represent a 61% increase on top of 20% growth in the prior year. Net earnings for the first quarter of 2010 rose 56% to a record $142.3 million, up from $91.4 million in the first quarter of 2009. Sales for the 13 weeks ended May 1, 2010 grew 14% to $1.935 billion, with comparable store sales up 10% on top of a 3% gain in the prior year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are very pleased with our exceptional first quarter performance, which was driven by robust sales gains and record levels of profitability that were well ahead of plan. We believe our results continue to benefit from the superior execution of our off-price strategies combined with our favorable position as a value retailer in the current economic and retail environment.”

     Mr. Balmuth continued, “Operating margin for the quarter grew about 320 basis points to a record 12.1%. The largest driver of this increase was a 230 basis point improvement in gross margin, which benefited mainly from higher merchandise gross margin and leverage on occupancy and distribution expenses as a percent of sales. Selling, general and administrative costs as a percent of sales declined by about 90 basis points, primarily due to leverage from the strong gains in same store sales.”

     Discussing the Company’s financial condition, Mr. Balmuth noted, “Our balance sheet and cash flows remain healthy, and we continue to enhance stockholder returns through our stock repurchase and dividend programs. During the first three months of fiscal 2010, we repurchased 1.8 million shares of common stock for an aggregate purchase price of $94 million. We remain on track to complete by the end of fiscal 2010 approximately $375 million of our current two-year $750 million stock repurchase authorization.”

     Looking ahead, Mr. Balmuth said, “For the second quarter ending July 31, 2010, we continue to forecast a same store sales gain of 3% to 4% and earnings per share growth of 16% to 21% to $.95 to $.99, up from $.82 in the same period last year. For the 2010 fiscal year ending January 29, 2011, EPS is projected to grow 16% to 20% to $4.11 to $4.24, up from $3.54 in fiscal 2009. These forecasted increases are especially noteworthy considering they are on top of robust 52% gains in earnings per share for both the second quarter and full year in 2009.”

     The Company will provide additional details concerning its first quarter results and management’s outlook for the second quarter and the full year on a conference call to be held on Thursday, May 20, 2010 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 27, 2010 at 706-645-9291, ID # 55962228.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Form 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of May 1, 2010 the Company operated 967 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 922 Ross and 52 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	May 1,	May 2,
($000, except stores and per share data, unaudited)	2010	2009
Sales	$1,934,778	$1,691,599

Costs and Expenses
Costs of goods sold	1,406,082	1,268,709
Selling, general and administrative	294,472	272,030
Interest expense, net	2,388	1,656
Total costs and expenses	1,702,942	1,542,395

Earnings before taxes	231,836	149,204
Provision for taxes on earnings	89,489	57,817
Net earnings	$142,347	$91,387

Earnings per share
Basic	$1.19	$0.73
Diluted	$1.16	$0.72

Weighted average shares outstanding (000)
Basic	119,829	124,692
Diluted	122,332	126,564

Dividends
Cash dividends declared per share	$-	$-

Stores open at end of period	1,021	974

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	May 1,	May 2,
($000, unaudited)	2010	2009
Assets

Current Assets
Cash and cash equivalents	$823,652	$459,302
Short-term investments	1,941	1,033
Accounts receivable	54,268	50,098
Merchandise inventory	908,065	917,661
Prepaid expenses and other	67,895	65,557
Deferred income taxes	3,923	13,487
Total current assets	1,859,744	1,507,138

Property and equipment, net	933,654	942,432
Long-term investments	15,857	33,411
Other long-term assets	73,352	59,139
Total assets	$2,882,607	$2,542,120

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$748,779	$682,251
Accrued expenses and other	231,927	225,564
Accrued payroll and benefits	148,913	134,571
Income taxes payable	99,932	46,333
Total current liabilities	1,229,551	1,088,719

Long-term debt	150,000	150,000
Other long-term liabilities	185,375	163,687
Deferred income taxes	88,328	103,956

Commitments and contingencies

Stockholders’ Equity	1,229,353	1,035,758
Total liabilities and stockholders’ equity	$2,882,607	$2,542,120

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	May 1,	May 2,
($000, unaudited)	2010	2009
Cash Flows From Operating Activities
Net earnings	$142,347	$91,387
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	39,844	37,556
Stock-based compensation	8,910	6,497
Deferred income taxes	(14,772)	7,405
Tax benefit from equity issuance	6,810	2,821
Excess tax benefit from stock-based compensation	(6,482)	(2,064)
Change in assets and liabilities:
Merchandise inventory	(35,567)	(36,603)
Other current assets	(19,311)	(19,244)
Accounts payable	110,149	159,514
Other current liabilities	(43,557)	(6,455)
Other long-term, net	810	(82)
Net cash provided by operating activities	189,181	240,732

Cash Flows From Investing Activities
Additions to property and equipment	(35,519)	(33,914)
Proceeds from sales of property and equipment	-	10
Purchases of investments	-	(1,481)
Proceeds from investments	848	6,058
Net cash used in investing activities	(34,671)	(29,327)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	6,482	2,064
Issuance of common stock related to stock plans	15,004	19,689
Treasury stock purchased	(6,776)	(4,073)
Repurchase of common stock	(94,298)	(77,171)
Dividends paid	(19,613)	(13,967)
Net cash used in financing activities	(99,201)	(73,458)

Net increase in cash and cash equivalents	55,309	137,947

Cash and cash equivalents:
Beginning of period	768,343	321,355
End of period	$823,652	$459,302

Supplemental Cash Flow Disclosures
Interest paid	$-	$-
Income taxes paid	$47,250	$9,866

Non-Cash Investing Activities
Increase in fair value of investment securities	$44	$209